ZALICUS

ZALICUS SUCCESSFULLY COMPLETES PHASE 1 CLINICAL STUDY WITH REFORMULATED Z160

Advancing Into Phase 2 for Neuropathic Pain with Improved Formulation in Second Half of 2012

CAMBRIDGE, Mass. – March 5, 2012 – Zalicus Inc. (NASDAQ: ZLCS) a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases today announced the successful completion of a Phase 1 clinical trial evaluating the pharmacokinetics and safety of a new formulation of Z160, a novel oral N-type calcium channel blocker. In the study, Z160 demonstrated substantial bioavailability and solubility improvements using a novel, proprietary formulation technology. Based on the data from this study, Zalicus plans to advance Z160 into Phase 2 clinical development for the treatment of neuropathic pain in the second half of 2012. A previous formulation of Z160 was studied in clinical trials of over 200 subjects and was well tolerated. "We are encouraged by the substantial bioavailability and solubility improvements achieved with the new formulation of Z160 tested in this study,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “This data provides us with the confidence that we can achieve appropriate and consistent exposure levels to evaluate Z160’s efficacy in pain and we look forward to beginning a Phase 2 clinical study in neuropathic pain in the second half of 2012."

About Z160 and N-type Calcium Channel Blockers:

Z160 is a novel oral N-type calcium channel blocker that has shown efficacy in multiple animal models of neuropathic and inflammatory pain, has been well tolerated in Phase 1 and Phase 2a clinical trials in approximately 200 subjects and has been reformulated to address prior bioavailability and food effect issues. N- type calcium channels have been recognized as key targets in the therapeutic inhibition of a broad range of cell functions. Specifically for pain indications, these calcium channels have been recognized as critical for controlling the entry of calcium into neurons. When a pain signal is initiated, calcium channels open and calcium concentration increases, triggering the release of neurotransmitters to the brain where it is perceived as pain and also increasing the general excitability of neurons resulting in the amplification of pain signals. Zalicus has utilized its expertise in this field to successfully discover high affinity, selective and orally available compounds such as Z160 that block N- type calcium channels and that show promise for further development as therapies for pain. Zalicus plans to advance a proprietary formulation of its lead N-type calcium channel product candidate, Z160, into Phase 2 clinical development for neuropathic pain in the second half of 2012.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and have entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease.

To learn more about Zalicus, please visit www.zalicus.com.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z160, its potential and the plans for its clinical development, the Zalicus selective ion channel modulation technology, and related preclinical product candidates, Zalicus’ combination drug discovery technology, cHTS, and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’ product candidates, risks relating to formulation and clinical development of Z160, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2012 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com